Exhibit 10.8

As of January 31, 2006

VIA HAND DELIVERY

DreamWorks L.L.C.

1000 Flower Street

Glendale, California 91201

Attn: Brian Edwards

Re: Services	Agreement between DreamWorks L.L.C. and DreamWorks Animation SKG, Inc.

Gentlemen:

Reference is hereby made to the Services Agreement dated as of October 7 2004 (“Agreement”), between DreamWorks L.L.C. (“Studio”) and DreamWorks Animation SKG, Inc. (“DWA”) by which the parties have agreed that Studio will continue to provide certain services to DWA and that DWA will provide certain services to Studio. All capitalized terms used but not defined herein shall be as defined in the Agreement.

1. Notwithstanding anything to the contrary set forth in the Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree that the first sentence of Paragraph 2.5 of the Agreement is deleted in its entirety and is replaced by the following:

“The term of this Agreement (the “Term”) will commence on the date hereof and will remain in effect through the date that is the earlier of: (a) the date on which all Services hereunder have either expired or been terminated and (b) the parties’ mutually agreed-upon expiration date for Services such that all Services have expired or terminated.”

2. The parties hereby agree that the following Services shall have an expiration date of January 31, 2006:

a. Corporate Affairs Services

b. Recruitment Services

c. Risk Management and Insurance Services

d. Archiving Services

e. Story Department Services

f. Other Purchasing Services

g. Facility Security Services

h. Special Events Services

i. Casting Services

j. Film Music Services

k. Studios Legal and Business Affairs Services

3. The parties hereby agree to set the Term in connection with the following Services as follows:

a. Studio will provide the Benefits Services (Exhibit 2 – B.1) to DWA until the expiration date of June 24, 2006. The parties agree that commencing on February 1, 2006, neither party will be charging the other for the cost of its respective employees in the Benefits Services area.

b. Studio will provide the Payroll Services (Exhibit 3 – B.2) to DWA until the expiration date of June 24, 2006. The parties agree that commencing on February 1, 2006, neither party will be charging the other for the cost of its respective employees in the Payroll Services area.

c. Studios will provide the Information Technology Services (Exhibit 4) until the expiration date to be determined in good faith between the parties but no later than June 30, 2006. The parties will discuss in good faith the allocation methodology and make a final determination by February 28, 2006. The parties agree that commencing on February 1, 2006, neither party will be charging the other for the cost of its respective employees in the Information Technology Services area.

d. Studio will provide the Tax Services (Exhibit 7 – B) to DWA until the expiration date of June 30, 2006.

e. DWA will provide the Information Technology Equipment Purchasing Services (Exhibit 11 – B) to Studio until the expiration date of June 30, 2006. The parties agree that commencing on February 1, 2006, neither party will be charging the other for the cost of its respective employees in the Information Equipment Purchasing Services area.

f. DWA will provide trademark legal services only under the Animation Legal Services (Exhibit 1 – B) to Studio. DWA will only charge Studio for actual time spent on trademark services for Studio and direct out-of-pocket expenses.

Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect and may not be further modified except by a writing signed by DWA and Studio. If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing below.

Sincerely,
DREAMWORKS ANIMATION SKG, INC.

By:
Name:
Its:	AUTHORIZED SIGNATORY

ACCEPTED AND AGREED TO:

DREAMWORKS L.L.C.

By:

Name:

Its:

2